Exhibit 99.2

Portal Software, Inc.

Preliminary Consolidated Statements of Operations

(In thousands, except per share data, unaudited)

	Three Months Ended		Year Ended January 28, 2005	Year Ended January 30, 2004 (1)
	January 28, 2005	January 30, 2004
Revenues
License fees	$6,154	$8,988	$20,580	$39,566
Services	21,131	27,112	84,138	87,187

Total revenues	27,285	36,100	104,718	126,753

Cost of revenues
Cost of license fees	48	56	207	185
Cost of services	15,486	17,739	65,440	56,625
Amortization of purchased developed technology	—	665	1,995	2,660

Total cost of revenues	15,534	18,460	67,642	59,470

Gross Margin	11,751	17,640	37,076	67,283

Operating Expense
Research and development	9,871	7,822	37,457	30,243
Sales and marketing	10,431	11,902	45,199	45,600
General and administrative	6,329	5,118	23,540	15,472
Stock option compensation (benefit) charges	5	(19,152)	(7,333)	14,687
Restructuring	11,591	—	10,750	—

Total operating expenses	38,227	5,690	109,613	106,002

Income (Loss) from operations	(26,476)	11,950	(72,537)	(38,719)

Interest and other income (loss), net	46	1,194	(1,640)	2,024

Income (Loss) before income taxes	(26,430)	13,144	(74,177)	(36,695)

Income taxes	1,005	1,496	1,195	3,496

Net Income (Loss)	$(27,435)	11,648	$(75,372)	$(40,191)

Net loss per share
Basic earnings (loss) per share	$(0.64)	$0.28	$(1.77)	$(1.05)

Diluted earnings (loss) per share	$(0.64)	$0.26	$(1.77)	$(1.05)

Shares used in computing basic earnings per share	42,740	41,840	42,519	38,163

Shares used in computing diluted earnings per share	42,740	44,476	42,519	38,163

(1)	Derived from the audited financial statements for the year ended January 30, 2004

Portal Software, Inc.

Preliminary Consolidated Balance Sheets

(In thousands)

	Quarter Ended January 28, 2005	Prior Year (1) January 30, 2004
	(unaudited)
Assets
Current assets
Cash and short-term investments	$45,202	$85,460
Accounts receivable, net	20,571	29,749
Prepaid expenses and other current assets	6,845	4,029

Total current assets	72,618	119,238

Property and equipment, net	18,537	20,848
Purchased developed technology, net	—	1,995
Restricted long-term investments	14,471	13,164
Other assets	1,444	2,910

Total assets	$107,070	$158,155

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$8,348	$5,390
Accrued employee benefits	12,037	8,829
Current portion restructuring costs	14,142	9,193
Other accrued liabilities	20,219	12870
Current portion of long-term debt	32	96
Deferred revenue	42,363	28,891

Total current liabilities	97,141	65,269

Long-term accrued restructuring costs	13,209	18,791
Long-term notes payable and other liabilities	2,449	1,564
Long-term deferred revenue	2,318	—

Total liabilities	115,117	85,624

Stockholders’ equity
Common stock	43	42
Additional paid-in capital	613,995	618,966
Accumulated other comprehensive income (loss)	(939)	(647)
Notes receivable from stockholders	(5)	(61)
Accumulated deficit	(621,141)	(545,769)

Total stockholders’ equity	(8,047)	72,531

Total liabilities and stockholders’ equity	$107,070	$158,155

(1)	Derived from the audited financial statements for the year ended January 30, 2004